John Hancock Massachusetts Tax-Free Income Fund
Shareholder meeting

On December 1, 2004, a special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 5,524,095 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                          WITHHELD
                                    FOR                   AUTHORITY
James F. Carlin                     5,471,506             52,589
Richard P. Chapman, Jr.             5,469,687             54,408
William H. Cunningham               5,463,210             60,885
Ronald R. Dion                      5,472,090             52,005
Charles L. Ladner                   5,472,463             51,632
Dr. John A. Moore                   5,472,463             51,632
Patti McGill Peterson               5,465,059             59,036
Steven R. Pruchansky                5,469,528             54,567
James A. Shepherdson*               5,467,709             56,386

*Mr. James A. Shepherdson resigned effective July 15, 2005.